Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

PLUG - Q3 2006 Plug Power Earnings Conference Call

Event Date/Time: Oct. 25. 2006 / 10:00AM ET

CORPORATE PARTICIPANTS

Cynthia Mahoney White

Plug Power Inc. - Director, Marketing Communications

Roger Saillant

Plug Power Inc. - CEO

Greg Silvestri

Plug Power Inc. - President

Mark Sperry

Plug Power Inc. - CMO

Robert Powers

Plug Power Inc. - Interim CFO

CONFERENCE CALL PARTICIPANTS

David Smith

Citigroup - Analyst

Steve Sanders

Stephens, Inc. - Analyst

Pearce Hammond

Simmons & Company International - Analyst

Walter Nasdeo

Ardour Capital Investments

David Snow

Energy Equity - Analyst

John Debs

Bojerie Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third-quarter 2006 Plug Power earnings conference call. My name is Angela, and will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be conducting a question-and-answer session toward the end of today’s conference, at which time (OPERATOR INSTRUCTIONS). I would now like to turn the presentation over to your host for today’s conference, Ms. Cynthia Mahoney White, Director, Marketing Communications. Please proceed, ma’am.

Cynthia Mahoney White - Plug Power Inc. - Director, Marketing Communications

Good morning. And welcome to Plug Power’s third-quarter review. Participants on the call include Roger Saillant, Chief Executive Officer; Greg Silvestri, President; Mark Sperry, Chief Marketing Officer; and Robert Powers, Acting Chief Financial Officer.

To begin the call, I would like to first read the Safe Harbor statement. This conference call will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding strategic relationships and expected GenCore orders for 2006. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, many of which are difficult to predict and beyond our control and that may cause our actual results to differ materially from the expectations in our forward-looking statements.

These risks include, without limitation, the risk that possible benefits of strategic relationships do not materialize; the timing and quantity of orders for our GenCore product; our ability to develop commercially viable on-site energy products; the cost and timing of developing our on-site energy products; market acceptance of our on-site energy products; our ability to lower the cost of our on-site energy products and demonstrate their reliability; and other risks and uncertainties discussed in the reports we file from time to time with the Securities and Exchange Commission.

Plug Power does not intend to, and undertake no duty to, update any forward-looking statements as a result of new information or future events.

Now I would like to introduce Roger Saillant, Chief Executive Officer of Plug Power.

Roger Saillant - Plug Power Inc. - CEO

Thank you, Cynthia. Good morning, everyone. Thank you for joining us today.

The topics we will cover today include — our organizational and staffing activities, progress against our key 2006 milestones, our going forward strategy for growth, and our third-quarter financials.

We continue to strengthen our organization. We appointed Tom Hutchinson to the position of Vice President of Engineering earlier this year. Most recently, we have integrated and aligned all our current product engineering under him to deliver solutions to our growing list of customers within the telecommunications industry. We are announcing today that we have appointed a new Chief Financial Officer, Jean Nelson, and a Vice President of Sales, Allan Greenberg, both of whom will join Plug Power within the next month.

Jean comes to Plug Power following a distinguished career, which includes executive level financial positions in mid-sized Fortune 100 public companies.

At Verbac Corp., a pharmaceutical manufacturing company, she was executive vice president and CFO, responsible for all financial operations, investor relations and other executive duties. She had similar role as vice president and CFO of AMX Corporation, a multinational manufacturer and designer of remote control systems. Among other successes at AMX was returning the company to sustained profitability within two months after 24 months of unprofitable results.

Jean will be joining Plug Power effective November 27.

Allan Greenberg brings to the executive team an impressive history of global sales, marketing, business development, channels/alliances/partnerships, and operation management experience. He has scaled businesses for start-ups, and turnarounds for companies; and focused on mission-critical infrastructure providing solutions across the public and private sector. He has contributed to the breakthrough performances with industry leaders Nortel, Compaq, Digital, and Dimension Data.

Allan will be joining Plug Power effective October 30, 2006.

We are positioning the Company for greater specific customer focus while broadening our global footprint by bringing in these additional executives with global experience who have demonstrated leadership in their respective areas.

In addition to these executive appointments, we have filled our final open board position with the appointment of Lisa Rosenblum. Lisa is the Senior Vice President, Government Affairs and Education of Cablevision Systems Corporation, one of the nation’s leading telecommunications and entertainment companies. She is a former Commissioner and Deputy Chair of the New York State Public Service Commission, where she focused on telecommunications and electric policies.

Now, Greg Silvestri will discuss recent achievements as well as our third-quarter financials. Greg.

Greg Silvestri - Plug Power Inc. - President

Thank you, Roger. A great deal has happened over the last three months.

First, our order activity. As highlighted in our press release this morning, we have received orders for more than 400 systems so far this year; 300 of the orders were received in the past two weeks. This order flow is consistent with our expectations and messaging that our success will be driven by large orders from a handful of key end users and channel partners.

Our focus on the wireless telecommunications industry, as expected, is beginning to pay off. From Caracas to Capetown, our products are becoming increasingly sought after.

Last week, we announced a follow-on purchase order from IST Holdings, our distributor in South Africa, for 120 GenCore backup fuel cells systems.

The Managing Director of the Telecom Division of IST noted, “We are seeing accelerating demand for the GenCore product from one of the nation’s largest wireless providers, following the successful trial that was completed in the first half of 2006.”

This is a resounding testament to our aggressive engagement of the South African market.

We continue to focus our selling efforts on a short list of customers, each of whom could place a single order for 100 systems or more. For this reason, we remain confident that we will achieve our milestone of receiving orders for between 500 and 750 systems this year.

I am particularly excited about having Allan Greenberg join my team to oversee sales. We have ambitious objectives, and Allan will aggressively lead us toward achieving them.

Secondly, expanding GenCore features. We have achieved our goal of expanding the GenCore product feature set with the development of our battery-free, ultracapacitor based GenCore solution. We exhibited a GenCore backup fuel cell system with this ultracap technology last week at the 9th annual GSM 3G Africa conference, a leading Pan-African communication event.

The ultracapacitor feature allows us to better meet the demands of customers that require reliable on-site backup power in remote regions, where in immoderate climate and severe temperatures negatively impact battery life spans and overall performance. The availability of a battery-free, ultracapacitor based solution was critical to our securing a very large order within the past two weeks.

Third, our GenSys milestone. As we announced on Monday, we have secured funding for, and expect to commission next month, eight continuous-run GenSys systems for an extended field trial at the NASA Glenn Research Center in Ohio. This is significant because it will serve as a proving ground for the latest product improvements, including an enhanced stack membrane and new fuel processor reactor design.

Moreover, we expect the field trial with NASA Glenn to demonstrate system performance and durability to support our GenSys product introduction. We are confident that we are on track to achieve our GenSys field test milestone for the telecommunications market. We are currently in negotiations with potential telecom customers for the deployment of evaluation systems in wireless applications.

Fourth, strategic partnerships. We continue to expand our strategic partnerships, most recently with NIC NEP in Russia and NexTech in Ohio. Our partnerships in South Africa and South America are yielding significant results and we are developing other relationships around the globe.

These productive partnerships — from the southern tip of Africa and South America to the Northern reaches of Russia and the United States — underscore our confidence in the global appeal of Plug Power’s products.

And we continue to experience circumstances that dramatically demonstrate the need for a more reliable grid infrastructure around the globe. Last quarter when we spoke, New York City was just recovering from an extensive power outage situation. A few weeks ago, a large part of Buffalo, hit by a heavy, unexpected snowfall, struggled without power for almost a week.

Whether through feedback from global relationships or through highly visible events that point to the perils of grid unreliability, we are regularly reminded of the potential for current and future Plug Power products.

Now, I will provide a summary of our financial results for the third quarter and year to date periods ended September 30, 2006.

Starting with our Statement of Operations, total revenue for the third quarter was $1.8 million compared to $3.9 million during the third quarter of 2005. The year-to-date total revenue was $6.8 million compared to $10.8 million during the same period last year. We shipped 16 systems in third quarter of 2006 versus 28 shipments during the third quarter of 2005 and 74 shipments year to date in 2006.

Under our accounting policy for revenue recognition, we continue to defer product and service revenue at the time of sale while recognizing the direct material costs for fuel cell systems delivered during the period as a component of the cost of product and service revenue. These costs do not include any factory, labor or overhead expenses.

Research and development expenses were $11.6 million for the third quarter of 2006 compared to $9.5 million during the same quarter a year ago. Year to date, these costs were $30.6 million for the nine months ended September 30, 2006 and $27.1 million for the nine months ended September 30, 2005.

Our net loss for the third quarter ended September 30, 2006 was $11.9 million or $0.14 per share, compared to $11.9 million or $0.15 per share in the third quarter of 2005. Year to date, net loss was $37.0 million, or $0.43 per share, compared to $35.3 million, or $0.47 per share, for the same period last year.

Net cash used in operating activities for the third quarter ended September 30, 2006, was $11.2 million, compared to $10.7 million in 2005. Year to date, net cash used in operating activities has been $32.8 million, compared to $30.1 million during the same period last year.

As of September 30, 2006, the Company had $278.5 million in unrestricted cash and marketable securities and $278.6 million in working capital.

Now, I’d like to turn the call over to Mark Sperry. Mark.

Mark Sperry - Plug Power Inc. - CMO

Thank you, Greg. Good morning, everyone.

When we announced the transformational investment from Smart Hydrogen this past April, we highlighted our intent to use the proceeds to both accelerate and broaden our overall business strategy. We further stated our intention to conduct a comprehensive review of our strategy in light of the Smart Hydrogen investment and the associated market and technology access provided by our new partners. We recently completed this strategic assessment and I would like to share some summary points with you now. As I am sure you will understand, we don’t want to reveal some of the details for competitive reasons.

At the highest level, we remain committed to our vision of becoming the leading provider of clean, reliable, on-site energy. Simply put, our strategy is to “move out and lead,” not to “wait and see” or adopt a fast follower approach to the market.

We are about providing point of need power, as opposed to centralized generation, utilizing clean technology sets, targeted to applications where reliability is valued. Our strategic assessment has reconfirmed our view of what we refer to as the “adoption curve.” We continue to believe that the first commercial applications for fuel cell technologies will be in the intermittent duty segments as a replacement for batteries or generator sets and that the initial continuous duty applications will be in support of unreliable or non-existent electric grid infrastructure.

It is within this strategic context that four core strategies for growth emerge.

First, we intend to increase our investments in customer facing activities in order to drive market adoption within the telecommunications sector. The investments will be made to increase the penetration of our GenCore product line with a short list of specific, known telecommunications customers with whom we have been developing relationships for sometime now. It also means strengthening our ability to develop, deliver and support specific solutions for those customers.

Second, we will pursue growth in markets where we have not previously focused our selling efforts. This means missionary, market development work to better understand and capitalize on opportunities for our GenCore products in regions that we have chosen not to explore in the past. Our efforts in Russia provide an example of this growth initiative.

Third, we will continue to invest in product development initiatives to bring new products, services and clean energy solutions to our existing and potential customer base.

These forward development efforts will be focused on enhancing our GenCore portfolio, reducing our product costs and moving down the adoption curve to capture additional application opportunities. We intend to sharpen our focus and further develop our internal capabilities with respect to systems integration, software and controls, and application engineering in order to offer complete solutions to our customers. We fully intend to use the best available technologies and suppliers as we develop our forward product platforms.

And finally, we intend to aggressively pursue strategic partnership opportunities that will drive and accelerate the overall market adoption of clean energy technologies, that are highly aligned with our efforts to reduce product costs, and that provide access to key markets and/or enabling technologies.

In summary, we remain committed to the “end game vision” of a distributed renewable energy and transportation infrastructure. We intend to accelerate market adoption in the short term by deepening our relationships with key customers in the telecommunications sector and to enable our strategic vision by investing in forward product development, market development and strategic collaboration.

Again, as you can see, ours in not a strategy to “wait and see” or become a “fast follower.” Rather, ours is a strategy to boldly “move out and lead.” We are currently shaping our 2007 execution plans in support of this strategy and will be sharing more about our overall strategy and specific 2007 plans during the coming months.

Now, I would like to turn the call back to Cynthia.

Cynthia Mahoney White - Plug Power Inc. - Director, Marketing Communications

Thank you, Mark. That concludes our prepared remarks. We would now like to open the call for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). David Smith, Citigroup.

David Smith - Citigroup - Analyst

On the new order front, I’m just not sure that I have gotten all the color in terms of end markets. Can you give us a sense of — you mentioned 200 or 300 units in the past couple weeks. Just give us a better sense of where some of these are coming from. I realize you’re not going to say customer names. But I know the African order but just some more color around the remainder?

Greg Silvestri - Plug Power Inc. - President

David, it is Greg. The orders we have received in the last few months have been from a combination of U.S.-based carriers and carriers based outside the United States. So I think in some earlier calls, we were asked about the order book and whether we see activity — both ongoing activity with large providers in the U.S. as well as international providers. And we are reconfirming that we are seeing activity in both of those arenas.

David Smith - Citigroup - Analyst

So, are these greater than kind of kind of onesies, twosies? Are they a lot of different customers or has it kind of moved into the ten’s kind of a range?

Greg Silvestri - Plug Power Inc. - President

We still have customers in each of the three ranges. So we have received, as we pointed out, orders for 100 units or more from multiple sources. So that is our prime area of focus.

When you see orders of that size, typically we are through the trial period. And so there are some customers of size that our current order flow may only be for single digit number of units because they’re going out into limited field trials. But success there leads to the larger scale orders.

So I think what you see in the variation of order size is typically related to the stage that we’re in, in terms of product adoption by the end user.

David Smith - Citigroup - Analyst

How many telecom-related customers would you say have gotten into that phase of being beyond just getting comfortable with the technology?

Greg Silvestri - Plug Power Inc. - President

I would say we are progressing past the handful stage in terms of customers of scale that we believe are already adopting or within line of sight of adopting the technology.

David Smith - Citigroup - Analyst

Can you talk to us this morning about the DoE grant that was made last night?

Mark Sperry - Plug Power Inc. - CMO

Sure, Dave, this is Mark. We are in receipt of information that Plug has been awarded essentially three grants, three awards, out of the $100 million that was announced yesterday by Samuel Bodman. Essentially, the three areas for us are in and around advanced stack design. So we have an award to facilitate our work in that particular area. And then two demonstration programs, one of which is centered around an advanced CHP product that we expect will be done in conjunction with our partners in Europe. And then a demonstration of some alternative fuel for our next generation continuous run product platforms.

Those details, Dave, right now, are being worked back and forth. And we expect that we will put a communication out probably next week with a little more color on it. It was just announced yesterday and we are in real-time contact with the DoE to understand exactly which awards and how much money and the cost share obligations and those types of things.

But the award to us was $8.6 million. There is $8.6 million of DoE money that will be put against those three initiatives.

David Smith - Citigroup - Analyst

Is that a matching program or is that straight funds?

Mark Sperry - Plug Power Inc. - CMO

It is a matching program. The $8.6 is the amount coming from the DoE, and then we would have some expenditures to bring forward to match those amounts.

David Smith - Citigroup - Analyst

As far as the GenSys goes, you have talked about these precommercial units are going with NASA and some telecom. When should we really think that you guys can take what you would almost term as commercial orders for the GenSys product?

Greg Silvestri - Plug Power Inc. - President

David, it is Greg. I think when Mark in his part of the prepared remarks talked about firming up our 2007 operating plans around our go-forward strategy and giving some visibility in the next few months, I think a good answer to your question is probably during that discussion.

David Smith - Citigroup - Analyst

Last thing, if you talked about certainly a lot more investment on the human relations, HR side, plus you mentioned a bunch of focus on investments in telecom, customers, markets, etc. Any view as to what the cash burn rates are going to be? It looks like you guys are investing a lot more cash here than you have been in the past?

Roger Saillant - Plug Power Inc. - CEO

David, Roger. I think the cash strategy is that we’re going to do now what it takes to really deliver to customers. We are going to customize our product to the specific customer needs, which really calls for some design work. And we need to also accelerate some of our product development focus, and that will take some special requirements.

Overall, we are going to be really working on what Greg says are a few selected customers now that are really driving our company. And that is going to take some investment on our part, particularly when they are overseas.

David Smith - Citigroup - Analyst

And just one other thing, Roger, what gives you good confidence in the remainder of the year to get to that 5 to 700? Do you feel that there are several orders that could convert in the near-term to get you to at least those numbers?

Roger Saillant - Plug Power Inc. - CEO

Yes.

David Smith - Citigroup - Analyst

One liner.

Roger Saillant - Plug Power Inc. - CEO

What?

David Smith - Citigroup - Analyst

The one liner?

Roger Saillant - Plug Power Inc. - CEO

Short answer.

Operator

Steve Sanders, Stephens, Inc.

Steve Sanders - Stephens, Inc. - Analyst

A question on IST. I think it said in the release that the majority of systems are expected to go to telecom. What other good opportunities is IST seeing?

Greg Silvestri - Plug Power Inc. - President

Steve, it is Greg. I think IST is making solid progress within the electrical utility industry in South Africa. There is also a good amount of progress and interest in coupling our GenCore systems with UPS systems so people that are in, let’s call it industrial backup situations for banks or clinics or other locations where they are looking for modest amounts of backup power. And then there’s a handful of other applications.

But I would say wireless telecom, electric utility, and backup power — industrial backup power — are the three main drivers for their business right now.

Steve Sanders - Stephens, Inc. - Analyst

And then on the use of ultracaps — I may have misunderstood this, but it sounded like you felt like incorporating the ultracaps was significant in a recent order. Did I understand that correct?

Greg Silvestri - Plug Power Inc. - President

That is correct. So the product configuration — we are going to continue to sell product, GenCore systems, that offer ultracap and non-ultracap solutions for the electrical energy storage, which is necessary for ride through.

And in certain climates, the performance features of ultracaps are definitely preferred over the other alternatives. So it is in addition to the portfolio. We don’t intend to say that ultracaps will completely sweep through the entire portfolio.

Steve Sanders - Stephens, Inc. - Analyst

And what does that do to the system cost?

Greg Silvestri - Plug Power Inc. - President

Ultracaps at today’s prices are more expensive per unit of energy storage than other technologies. So it is an option that comes with an increased cost on the system. And we are working with the providers for the ultracap solutions to work on making that option a less costly option to provide.

Steve Sanders - Stephens, Inc. - Analyst

And then a follow-up on the GenSys — I know we’re going to get a lot more detail I guess here in a few months, but just on the cost side — as you evaluate the initial market opportunities for GenSys and sort of look at where you stand on the product cost side — is that a significant barrier in the short-term? Or do you feel like you’ve got it to a point where you can at least get some good initial traction?

Mark Sperry - Plug Power Inc. - CMO

Steve, this is Mark. Cost is clearly one of the major decision points as we go forward and make the determination of when to take the product in.

I would tell you that there are certain applications where we think we are getting to a good place on the cost to be able to offer a value proposition. And there are others where we still have some work to do. So it’s really a matter of the end user application and what I like to refer to as their points of pain. There are some situations where we can absolutely support it on our current cost platform.

What I would say is, in terms of when do we bring that information forward, these tests that we’re doing now and the additional ones we plan to do as we go through the year will absolutely help us triangulate on when that product is — when we choose to put that into the market if we do.

It is a matter of — it is a performance where it needs to be. And do we get positive affirmation to the questions that you are answering around cost. And that is really in large measure what these tests are designed to help us answer. So a little preview. I mean, it will depend on how these tests are going; the good news is they are up and running. And we are getting the feedback we need to be able to make those determinations.

Steve Sanders - Stephens, Inc. - Analyst

And then two final questions maybe for Roger. First, on the solid oxide initiative, where does that fit in your road map and is this sort of an indication of the approach that we will see in terms of evaluating other clean energy technologies?

And then second, can you be a little more specific, Roger, on the cash burn? You talked about $40 million or so in the past. You are obviously talking about making some incremental investments. Should we think of that in terms of trending up to $50? Is it just too uncertain right now? Can you just put a little more color on that?

Roger Saillant - Plug Power Inc. - CEO

Okay, let’s take the solid oxide fuel cell question first. In terms of the technology road map, as you know, I have been here almost six years now. And the emphasis on cost and reliability has been paramount in everything that I’ve been focused on in terms of ultimately satisfying the customer. And in our view, we needed to know — we need to know — because we look at ourselves as a systems integrator — we need to know where the solid oxide fuel cell systems are from a price point and reliability and design perspective as soon as possible. Because as we are designing our platform, we need to be ready to accommodate what is out there.

And you know that we have made a small and strategic investment — just to embrace the technology, to understand it rather than just surveying it. So from a tactical perspective, we like the simplicity of the system. And certainly there are many, many companies in this area. And it is strongly supported by state and federal — at the state and federal level with funding. So that is — it would be foolish of us not to have some understanding of that in depth.

The second, in terms of the cash burn — we will be talking more about the cash burn when we give our call in February. But I can tell you that it will go up. But it will only go up in order to — I feel pretty penurious and the fact that we have a strong balance sheet does not cause us to be profligate. We are not going to spend foolishly. We will continue — if anything, we are going to continue to spend cash in a strategic and appropriate fashion for our objective.

And probably our most important immediate objective is to develop deep and meaningful relationships with a — less than 10 set of customers and explore those markets, and we are going to do what it takes to build a relationship that is revenue-generating for the Company.

Steve Sanders - Stephens, Inc. - Analyst

And one final thing. Mark, where do you stand on backlog? And if you have a GenCore/GenSys split, that would be helpful.

Greg Silvestri - Plug Power Inc. - President

Steve, it is Greg. We can follow up with exact numbers but the backlog is close to 500 systems. And the all but a couple of handfuls are GenCore-related.

Operator

Pearce Hammond, Simmons & Co.

Pearce Hammond - Simmons & Company International - Analyst

On the telecom buyers — I was curious if you could sort of compare and contrast telecom buyer behavior sort of year-over-year. What dynamics are you seeing differently this year versus last year that’s causing them to maybe move a little bit slower than what you had originally hoped?

Greg Silvestri - Plug Power Inc. - President

Pearce, it’s Greg. I would say the behavior — most of the year-over-year change in behavior is actually in positive trends for what we are trying to achieve as Plug Power. So when we got started, a lot of the earliest adopters were interested in a narrow band within their technical evaluation. So there were some people that were pretty much out in the forefront that wanted to take a look at the technology. And they were interested in protracted field trials and demonstrations and really the technology exploration.

I would say that today, typically we are seeing parallel efforts that are engaged on both by the technology and the operations people within these telecom companies. So we’re seeing a much more aggressive pull for the field trials as the operating folks within these companies are getting more and more comfortable with the technologies. So I think over the last two to three years, there has been a sort of a dawning, if you will, on how and where the technology can be well put to use within their operations.

When Roger talked about focusing on a limited set of customers and doing whatever it takes to meet their needs, I think that is a strategy that has really been driven by what we have seen over the last say six to twelve months from the customers in that there is some very clear cases where the GenCore brings a unique set of features that has a strong economic justification as well as a strong operating justification if you will. And so we know that to fully meet those needs, there’s going to have to be some pretty aggressive support provided, both directly in the product area and in the non-product area. And we feel that the best strategy for the Company is to marshal the resources at those locations and to really drive the adoption. So we are pursuing a pathway, if you will, that says adoption drives the sales, which eventually drives through profitability — the ultimate requirement on this Company.

Pearce Hammond - Simmons & Company International - Analyst

So basically, year-over-year, you think it has definitely improved as far as buyer behavior, acceptance of the product and so forth?

Greg Silvestri - Plug Power Inc. - President

Absolutely.

Pearce Hammond - Simmons & Company International - Analyst

And to that point, as Roger had mentioned earlier about increasing cash burn and as you mentioned marshaling resources, do you see right now that — is there a limiting factor that if essentially you did spend more cash, you had more resources in place, you could get more sales?

Greg Silvestri - Plug Power Inc. - President

We definitely feel that effective penetration at the accounts and adoption of the technology will go hand in hand with the marshaling of the resources.

Pearce Hammond - Simmons & Company International - Analyst

Can you give an example? Is it a case — I mean it’s real simplistic — do you need like an extra salesperson out there? Is it an extra support person? Is the telecom company saying, boy, if you guys were just providing X, Y and Z, we would be willing to do more business with you?

Greg Silvestri - Plug Power Inc. - President

Pearce, they say it’s a combination of factors. There is definitely a role and a contribution that is made by let’s call it the sales function — so the activities you typically see associated with sales.

That group has to be tightly integrated with our engineering organization and what we call applications engineering. Because there may be some very specific requests on the system in terms of data communication needs, in terms of how it is hooked into the network. Some — let’s just call it optional features that may need to exist on the GenCore.

So that sales effort has to be tightly coupled with product, engineering and applications engineering. So we are really developing a full solution. So Roger and Mark talk about being a systems integrator and bringing a solution — we need to be doing that.

Second, when you get to the actual deployment into the network of these customers, that’s when they start going through the learning curve associated with deployment that comes to siting, it comes to fuel service, that comes to regular service, installation, etc. And we have gained a really large store of knowledge and experience base when you consider going back in our time, the hundreds of systems that we have placed out in the field and installed. So typically then, we also provide support resources that help the end user, the channel partners, and some other third parties get through the full body of work necessary for working on broadscale deployment. So it absolutely includes additional sales resources.

But I also want to leave you with the understanding that it’s about bringing resources from multiple parts of the company, so that we can work to a broad solution for those end users. And that dovetails with why be highly selective — and for the ones that we do select, why we will do what it takes, to use that phrase that was spoken earlier in the call.

Roger Saillant - Plug Power Inc. - CEO

One thing I want to mention — Pearce, Roger again — to support what Greg is saying, when we look around the world, we are very conscious of maybe a particular region or a particular area is a small opportunity. But that is linked back into a very large opportunity. So in order to be successful, we have to be successful in the small locations or the small country or the small regions, and then deploy our engagement up through the system to the large global telecommunications company. And that takes a lot of dedication, a lot of work, and up front, you invest.

Pearce Hammond - Simmons & Company International - Analyst

Right. So you solve a problem in a remote area for them that they really have a need and then you essentially drive that success to drive more orders, all the way to sort of the mainstream part of the organization?

Roger Saillant - Plug Power Inc. - CEO

Exactly.

Operator

Walter Nasdeo, Ardour Capital.

Walter Nasdeo - Ardour Capital Investments

Could you guys give me a little bit of understanding as far as deferred revenue? How long before you’re actually going to — like on an average — before you recognize it?

And then kind of as a follow-on to that, as far as the orders that you are taking in, how soon are they being rolled out of the facility, delivered, and installed and up and running?

Robert Powers - Plug Power Inc. - Interim CFO

Walter, it is Bob. With regard to the deferred revenue, typically we recognize that revenue over the warranty period, which is 24 months, and on a straight line basis.

Walter Nasdeo - Ardour Capital Investments

Okay, straight line.

Robert Powers - Plug Power Inc. - Interim CFO

Correct.

Walter Nasdeo - Ardour Capital Investments

Then the rollout?

Greg Silvestri - Plug Power Inc. - President

Walter, it is Greg. I would say it is a mix. The vast majority of these are systems that we would expect to ship within 12 months. And I would say that some of the orders we are pursuing have shorter timetables in terms of delivery. And so we have a pretty good system in place that takes these orders and flows them into our production planning group and prepares us with the suppliers to be responsive.

But clearly, if you think about some of the things we talked to Pearce about, it is not like the total order quantity for the very large orders would be expected to be shipped within say a three-month period of time. But they are not absurdly long delivery times associated with any of these orders.

Walter Nasdeo - Ardour Capital Investments

About what does it take — like over the course of a week, how many GenCores can you guys push out the door?

Greg Silvestri - Plug Power Inc. - President

I would rather not answer that for some competitive reasons. But I would say our record of continuity of supply in handling some bulges has been excellent.

Walter Nasdeo - Ardour Capital Investments

Just as a little aside, I was down at the Hopewell project last week, and there was a GenCore down there just running like a top. So it was nice to see one out in the field.

Greg Silvestri - Plug Power Inc. - President

Thanks, Walter — did you buy one?

Walter Nasdeo - Ardour Capital Investments

I got a couple of them.

Operator

(OPERATOR INSTRUCTIONS). David Snow, Energy Equity.

David Snow - Energy Equity - Analyst

I am trying to understand a little bit about why a GenSys continuous running product would be used in a telecom industry? Like how many hours would they need it? And what kind of fuel would it run on? Why would that be your initial targeted market?

Greg Silvestri - Plug Power Inc. - President

David, it is Greg. In the telecom industry, there is a number of locations where remote prime power is potentially very attractive to the industry because they want to put towers in locations where the grid is either not available at all, or it is very expensive to run the grid, or the grid is highly unreliable.

For instance to go back and look at one of our earliest successes with GenCore with Orange — a telecom company, and we are in their UK operations, and we showed a GenCore system that was placed at a ski resort in Scotland. And that site had prime power provided to it by large diesel generator sets. There was no grid out there. So their interest in our GenCore product was to back up those diesels, which were also not very reliable. So we got some pretty spectacular run-times off of that GenCore product due to the fact that the diesels weren’t that reliable and due to the fact that in a harsh location, when they went down, you needed to have extended backup power.

So there’s a number of locations where telecom companies have interest. And again, it is either a continuous duty cycle, which means that the GenSys product would expect to be run 24 hours a day on every day application.

And then there’s also some areas where the grid is very fragile, where they experience hours per day of outages. So that is something we are taking a look at because there it’s sort of a hybrid need, where there is a grid. But it is so unreliable, you need something that typically goes beyond the expected duty cycle of intermittent backup power.

In terms of the fuel choice, it is all about logistics. What fuel is readily available in that region and you can have a regular dispatch service to provide for fuel. And that’s why I think in some of Mark’s comments, when he talked about fuel flexibility in areas we’re going to look at strategically, that is what is driving that part of our strategy.

David Snow - Energy Equity - Analyst

The fuel flexibility — does that tie into one of the DoE grants last night on different fuel options?

Mark Sperry - Plug Power Inc. - CMO

It absolutely does, David. So the notion of looking at different types of logistics fuels, what we characterize as logistic fuels, is absolutely embedded in the DoE grant.

I would also add a little more color to the application space. In addition to what we would characterize as a remote prime or the grid that is highly unreliable, there is inside telecommunications — a large need for temporary power. So the cell tower is constructed; the intention is to have prime power from the grid, but that prime power won’t be available for months, sometimes as much as a year. And these tower companies — the communication companies obviously like to have their service up as soon as possible once they have invested in the tower here.

And then you have event-related activities, where you literally have cell towers that are on trucks that come in for concerts or golf outings or whatever it might be. So beyond the need for a permanent placement, there are also some intermittent needs that come out of the telecommunications sector.

David Snow - Energy Equity - Analyst

So your focus to date has been on natural gas as a fuel or propane — and this would be to broaden it out to diesel or heating oil or some other kind of fuel?

Mark Sperry - Plug Power Inc. - CMO

Some other kind of liquid fuel, yes.

David Snow - Energy Equity - Analyst

And just out of curiosity, these applications would be I guess a premium — would they be kind of priced in the same context as your GenCore product, or that plus a 50% premium? Or how would it relate to what is out there right now?

Mark Sperry - Plug Power Inc. - CMO

It would strategically be priced to the alternative — the next best actionable alternative that is available. So in the case of some of these towers, it is how much does it cost to actually drag the grid out alternatively. I’m typically going to be using a combination of solar rays or diesel generators and batteries all integrated together.

So our pricing strategy would be to very much look at what the next best alternative is and obviously, have a value proposition that is compelling to that. But directionally, it would be considerably higher than what we would expect to get out of a GenCore product.

David Snow - Energy Equity - Analyst

Wouldn’t this just be a sidestep to the residential remote market?

Mark Sperry - Plug Power Inc. - CMO

In terms of our belief, I think you’re on the right path. What we refer to as the adoption curve is the ultimate application is automotive. Prior to that, you would get residential. And our view, as I commented in our strategy remarks, is that the first continuous run applications would be more remote, more where you need intermittent duty, 5, 6 hours a day, those types, on the way to getting applications that could compete with the grid, mass-market residential types of things on the way to automotive.

David Snow - Energy Equity - Analyst

Putting it differently, could the residential remote customer afford the same price as a remote telecom or is a remote telecom profit center going to pay more than the individual?

Mark Sperry - Plug Power Inc. - CMO

I would just say that our initial research would say that our price point to the telecoms would be higher than to a residential market.

David Snow - Energy Equity - Analyst

Very interesting. And then, I am just curious, in South Africa, when you get these big orders, are you getting close to saturating that particular customer or market? Or what is the remaining potential in these concentrated markets?

Greg Silvestri - Plug Power Inc. - President

David, it is Greg. We are not even damp, let alone saturated in South Africa. One of the features of the market we’re serving in terms of wireless telecom is — some market research that was done for us looks at the total installed opportunity set worldwide at just under 2 million systems. So when you look at the place where these systems go, not all of them will be available for GenCore. It is going to require a broadening of the product portfolio over time. But it is a very large market with many, many new installations every year. I mean there’s estimates out there for hundreds of thousands of towers being developed. And when you go to a place like South Africa, that country alone has tens of thousands of telecom towers installed in the country today. And our opportunities are both for new towers being added as well as new technology rolls into this industry. Because as you follow the industry, you always see new technology rolling in. That’s a door that opens up for the installed base as well.

So even though we talk about a few customers, each one of these customers has the opportunity that is a magnitude that is quite significant for us.

Operator

John [Debs], [Bodri] Capital.

John Debs - Bojerie Capital - Analyst

I was going to ask you about market size. And I guess with David, you went a little that way. Do you either internally or externally — somebody made a survey that gives some idea of the projected market size over the next couple of years in this deal.

Mark Sperry - Plug Power Inc. - CMO

John, this is Mark. What I would — at the macro level, amplify Greg’s characterization, that there is — most estimates would put the number of towers out there today at over 2.5 million. And that there is growth in the around 400,000 towers per year expected. And there’s different views on that. But roughly right, that will give you a sense for the magnitude.

Obviously, when you get inside of that, there are regions of the world that are growing faster than others, and we understand that granularity. But at the largest — at the highest level, those are pretty good numbers. And we also talk about just under a $2 billion market, a battery market today that is essentially going after — that is stripping out the automotive — batteries specifically going into these kind of backup applications. So if you kind of get your head around those numbers at the highest level, it will give you some sense for just how large the opportunity is.

The other interesting element of the market is it is fairly concentrated across let’s just say a couple dozen carriers. So you don’t have to go to thousands of people to get at that.

John Debs - Bojerie Capital - Analyst

Can you give us some idea of the per unit on a tower? Are we talking $50,000 a tower? $100,000? Some ballpark there?

Greg Silvestri - Plug Power Inc. - President

In terms of the backup infrastructure that goes into it — I would just say that our GenCore product lists for the power generation module for roughly $15,000 — just under U.S. $15,000. So when you look at the tower, how much is the company paying really depends on what they’re putting there, what types of technology sets. But that is the price point that we have established for our product that would play roughly right — that GenCore product could service the needs for a typical tower.

John Debs - Bojerie Capital - Analyst

Then switching over to competition, when you talk about some of these orders, you have recently gotten so on, are there two competitors? There are ten competitors? Can you just give us some idea how many people are out there with this kind of product?

Greg Silvestri - Plug Power Inc. - President

John, there is a number of people out there with this product. And I would say that — we have said in the past that the incumbent technologies are the tougher challengers right now than the other fuel cell companies.

So when we look at the economic tradeoffs that are being made by the decision-makers, typically they’re looking at the incumbent technologies. Mark talked about the size of the battery market because batteries are one technology that the carriers may look to. We also trade off our economics against diesel generator sets for people that are interested in extended run applications.

There is definitely other fuel cell companies out there. Our overall position is that that is a positive sign, because it gives us a chance to see how competition validates the market opportunity. And earlier in the call, when we said that we feel we are in a warming trend, in a better position now than we were a year ago with these large telecoms, a lot of that is because they do see multiple companies validating the space.

That having been said, we have a lot of pride around our product offering and we think we fare very well when it is time to face off at specific customers against our specific competitors in the fuel cell section.

John Debs - Bojerie Capital - Analyst

So for like a South African order, were there maybe a half a dozen companies that were bidding on this or just one or two?

Greg Silvestri - Plug Power Inc. - President

There were no — at this time, there were no direct fuel cell competitors for the progress we have made to-date. We absolutely believe there will be more competition, but with the combination of the IFC grant and especially the strength of the IST, our distributor there, and with the resources that Plug Power has directly deployed to that country to work hand-in-hand with the folks at IST, we are going to be tough to beat.

John Debs - Bojerie Capital - Analyst

And then switching gears a little, you mentioned this Russian, I guess you call it joint venture, in your release today. Can you give us a little idea of what that really is entailing?

Mark Sperry - Plug Power Inc. - CMO

John, this is Mark. The relationship that we announced a couple of weeks back now really goes to why we characterize this as technology collaboration as well as commercial collaboration, broadly speaking.

There are relationships between NIC NEP and the Russian Academy of Sciences and essentially our agreement is that NIC NEP will help facilitate the collaboration on the technical fronts between our resources and the resources on the ground inside of NIC NEP as well as the Russian Academy of Sciences. So there are specific technology, evaluation projects that are underway and that have been defined as a result of that strategic agreement.

And similarly on the commercial side, there are agreements in place and details being worked that would speak to elements like the demonstration of marketing of our products, the sales of our products, into the Russian marketplace in particular.

John Debs - Bojerie Capital - Analyst

So this joint venture, or however you phrase it, is more on existing products? Or it is on new products that you currently aren’t working on?

Mark Sperry - Plug Power Inc. - CMO

It really covers both. The research activities clearly are more designed in future space, forward product space. And the commercial aspects are more focused around the products that we have in existence today as well as those that would be in the midterm.

Roger Saillant - Plug Power Inc. - CEO

I think the strategy would be, John — Roger speaking. The strategy is, does it help simplify the system? Does it help improve the reliability? Does it help lower the cost? Does it give us a feature? Those are the filters that we — a feature that a customer is seeking. Those are the kinds of filters we are using in these collaborative development programs.

And actually, this is one of the most broadening capabilities for our Company from a technology perspective and an ultimate customer satisfaction and providing solutions. Because there is a whole broad spectrum of engagements that are underway now that will pan out at various stages in our development as a Company.

Operator

And our final question will come from the line of David Smith with Citigroup.

David Smith - Citigroup - Analyst

Just a couple follow-ups. Can you talk about where the current stack life is on the GenSys product?

Roger Saillant - Plug Power Inc. - CEO

No.

David Smith - Citigroup - Analyst

No details?

Roger Saillant - Plug Power Inc. - CEO

No. Not at this time.

David Smith - Citigroup - Analyst

Okay.

Roger Saillant - Plug Power Inc. - CEO

Just before that sounds — I just want to say, in terms of putting it out there as an enigma, we are looking at a population yet that is too small for us to really estimate in any kind of reasonable way statistically. When we were talking stack lives, we used you have 75 units to 125 units running at the Long Island Power Authority, we were just building up to the kind of — the statistical — the product and the field levels that can validate statistically what we are going to talk about in terms of stack life.

David Smith - Citigroup - Analyst

So in terms of maybe the lab use, is it greater than 8000 hours? Would that be fair to assume?

Roger Saillant - Plug Power Inc. - CEO

We are not going to offer a projection. We’re telling you right now, but we have learned there is a big difference between laboratories and power points and all of that — and absolutely in application, in the field.

David Smith - Citigroup - Analyst

When are you going to start recognizing the revenue, not on a deferred basis, but as the sales are booked?

Robert Powers - Plug Power Inc. - Interim CFO

David, it is Bob. Our audit committee as well as our outside auditors take a look at our accounting model on a regular basis. And we are comfortable that at this stage, we are still a development stage company.

I think that when we get to deploy some of the 500 units in backlog that Greg mentioned earlier, we will start to have a good data set in order to come up with some reliable estimates for our warranty reserve, and at that time, make the switch.

David Smith - Citigroup - Analyst

So it sounds like within the next year we can assume that?

Robert Powers - Plug Power Inc. - Interim CFO

I am not going to throw a specific date out there. But it’s certainly on the horizon, I would say.

David Smith - Citigroup - Analyst

Right. In terms of the energy policy, is this influencing any of the decisions that you guys are hearing from telecom companies in the U.S.?

Roger Saillant - Plug Power Inc. - CEO

I don’t know what you mean by energy policy.

David Smith - Citigroup - Analyst

The tax credit — the $3000 tax credit that was put in with the energy policy.

Greg Silvestri - Plug Power Inc. - President

David, it is Greg. The federal credit is $5,000. And we do share in our economic models, with the U.S.-based carriers — we share that information and we show them what the financial benefit is of the tax credit. And I would say that that has helped our — making the inroads with the U.S.-based carriers. But I also think they have a long-term planning horizon — and so our internal estimates and their long-term decisions don’t require that tax credit.

Now having said that, we are obviously — along with other people in our industry — working hard with our representatives in Washington to try and get them to recognize the value of those credits and to create a longer timeframe for them. Because as they know from looking at other industries, longer-term credits give a more sound basis for planning for the folks that are intending to use the credits. So we continue to work that.

David Smith - Citigroup - Analyst

So thus far, it seems to have had little impact on the overall industry. Would you agree with that?

Greg Silvestri - Plug Power Inc. - President

Well, I would say in terms of what is visible, in terms of large orders, you would be correct. And earlier when you were asking your first round of questions, I talked about some of our orders are small in quantity but they are still coming from our highly desired customer set. So I think some of the stuff that is a little bit earlier in the pipeline is based in the U.S. And I think the credit helped initiate their interest.

David Smith - Citigroup - Analyst

Are you hearing of credits in any other countries? I know Japan has talked about fuel cell credits. Have you heard of anything else?

Greg Silvestri - Plug Power Inc. - President

I am not specifically aware of what is going on in Japan. I know there is a heavy subsidy that the government provides for the one kilowatt combined heat and power applications in Japan. And I think they are either in year two or year three of that program.

Our progress in South Africa — when I mentioned earlier that there is really three parties that are at work there — IST, our distributor, Plug Power, and IFC — remember we are getting a leverage of a $3 million grant from the IFC to help spur the penetration and progress in South Africa. So that is not exactly a tax credit, if you will, but it’s a government entity, i.e., a group in the World Bank, helping to provide buy-downs, if you will, to spur the technology.

Mark Sperry - Plug Power Inc. - CMO

David, this is Mark. I would add a couple points there. To Greg’s point, what the Energy Policy Act has done is brought a lot of, I think, attention to the topical area. So it has allowed us to walk through the front door. And Greg’s comments about — it hasn’t been like a key driver in some of the decisioning, but it has absolutely gotten people’s attention.

I would also add that there are certain state programs that are additive to the federal. So if you look at Florida, you look at our own state here in New York, there are programs that are being put in place.

And internationally, I think Japan is well understood. But there definitely are programs under consideration as you look to different geographies. And as we get more and more engaged in our market development activities, as I referenced in our areas for growth, that becomes part of our platform to penetrating those markets — is to get it on the political agendas, if necessary.

Operator

And now I would like to turn the call back over to Ms. Cynthia Mahoney White for the closing remarks.

Cynthia Mahoney White - Plug Power Inc. - Director, Marketing Communications

Thank you very much. This will conclude our call today. We hope that you have found this session informative, and we look forward to having you join us next quarter for another update.

Operator

Ladies and gentlemen, we thank you for your participation in today’s conference. This does conclude the presentation. You may now disconnect. Have a wonderful day.

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